EXHIBIT 1.1

Articles of Association
of E. ON AG
As of July 2003

E.ON AG

E.ON-Platz 1

40479 Düsseldorf

Germany

Articles of Association of E.ON AG
(Only the German version is legally binding)

General Provisions
Sec. 1

(1) The name of the Corporation is E.ON AG. It has its registered office in Düsseldorf.

(2) The financial year shall be the calendar year.

Purpose of the Corporation
Sec. 2

(1) Corporate purpose shall be the supply of energy (primarily electricity and gas) and water as well as the provision of disposal services. The Company’s activities may encompass the generation and/or production, transmission and/or transport, purchasing, selling and trading. Plants of all kinds may be built, purchased and operated; services and cooperations of all kinds may be performed.

(2) Furthermore, the Company shall be entitled to run businesses in the chemical sector, primarily in the special and constructional chemistry areas, as well as in the real estate industry and telecommunications sector.

(3) The Company may operate in the business areas listed in Para. 1 or related areas either by itself or through subsidiaries or associated companies. The Company shall be entitled to take all actions and measures that are connected with the corporate purpose or are suitable for serving it directly or indirectly.

Articles of Association of E.ON AG
(Only the German version is legally binding)

(4) The Company may also establish, acquire or take an interest in other companies, particularly in those whose corporate purpose wholly or partly covers the business areas listed in Para. 1. In addition, the Company shall be entitled to acquire stakes in companies of all kinds, primarily to invest funds. It may make structural changes in companies in which it is holding an interest, consolidate them under central management or confine itself to managing them as well as dispose of its participations.

Capital Stock and Shares
Sec. 3

(1) The capital stock shall total  € 1,799,200,000.00 and consist of 692,000,000 bearer shares without nominal value.

(2) Subject to the approval of the Supervisory Board, the Board of Management is authorized to increase the Corporation’s capital stock by a maximum of € 180,000,000 through the one-time or repeated issuance of new bearer shares without nominal value in return for cash contributions until May 25, 2005 (authorized capital in accordance with Sec. 202 et seq. of the German Stock Corporation Act, AktG). Shareholders shall be granted subscription rights in this connection. However, the Board of Management is authorized, subject to the approval of the Supervisory Board, to exclude residual amounts from shareholders’ subscription rights and also exclude subscription rights to the extent necessary to enable holders of conversion or option rights of the Corporation issued at the time of utilization

Articles of Association of E.ON AG
(Only the German version is legally binding)

of the authorized capital, which were provided in connection with the issue of convertible or option bonds, to be granted subscription rights on new shares to the extent to which they would be entitled after exercising their conversion or option rights.

The Board of Management is authorized to determine the further terms of shareholders’ rights and the further implementation details of the capital increases subject to the approval of the Supervisory Board.

The Supervisory Board is authorized to revise the wording of Sec. 3 of the Articles of Association after the full or partial execution of the increase in capital stock according to the extent to which the authorized capital is utilized and, in case the authorized capital has not been utilized or has not been fully utilized by May 25, 2005, the expiry of the authorization period.

(3) Subject to the approval of the Supervisory Board, the Board of Management is authorized to increase the Corporation’s capital stock by a maximum of € 150,392,201 through the one-time or repeated issuance of new bearer shares without nominal value in return for contributions in kind until May 25, 2005 (authorized capital in accordance with Sec. 202 et seq. of the German Stock Corporation Act, AktG). Shareholders’ subscription rights shall be excluded.

The Board of Management is authorized to determine the further terms of the shareholders’ rights and the further implementation details of the capital increases subject to the approval of the Supervisory Board.

The Supervisory Board is authorized to revise the wording of Sec. 3 of the Articles

Articles of Association of E.ON AG
(Only the German version is legally binding)

of Association after the full or partial execution of the increase in capital stock according to the extent to which the authorized capital is utilized and, in case the authorized capital has not been utilized or has not been fully utilized by May 25, 2005, the expiry of the authorization period.

(4) Subject to the approval of the Supervisory Board, the Board of Management is authorized to increase the Corporation’s capital stock by a maximum of € 180,000,000 through the one-time or repeated issuance of new bearer shares without nominal value in return for cash contributions until May 25, 2005 (authorized capital in accordance with Sec. 202 et seq. of the German Stock Corporation Act, AktG). Shareholders shall be granted subscription rights in this connection.

However, the Board of Management is authorized, subject to the approval of the Supervisory Board, to exclude shareholders’ subscription rights on up to 10 percent of the Corporation’s capital stock when issuing new shares only insofar as the authorization to issue partial bonds proposed under item 9 of the agenda of the Annual Shareholders’ Meeting of May 25, 2000, has not been made use of and within the scope of selling shares that are acquired by exercising the right to conduct share buybacks under exclusion of shareholders’ subscription rights, both in accordance with Sec. 186, Para. 3, Sentence 4 of the German Stock Corporation Act (AktG). When excluding shareholders’ subscription rights, the price at which new shares are issued may not be significantly below the stock market quotation.

Moreover, the Board of Management is authorized, subject to the approval of the Supervisory Board, to exclude residual amounts from shareholders’ subscription rights and also exclude subscription rights to the extent necessary to enable holders

Articles of Association of E.ON AG
(Only the German version is legally binding)

of conversion or option rights of the Corporation issued at the time of utilization of the authorized capital, which were provided in connection with the issue of convertible or option bonds, to be granted subscription rights on new shares to the extent to which they would be entitled after exercising their conversion or option rights.

The Board of Management is authorized to determine the further terms of shareholders’ rights and the further implementation details of the capital increases, subject to the approval of the Supervisory Board.

The Supervisory Board is authorized to revise the wording of Sec. 3 of the Articles of Association after the full or partial execution of the increase in capital stock according to the extent to which the authorized capital is utilized and, in case the authorized capital has not been utilized or has not been fully utilized, by May 25, 2005, the expiry of the authorization period.

(5) The capital stock shall be conditionally increased by up to € 175,000,000. The conditional increase shall only be carried out insofar as the creditors of bonds with conversion rights or conversion obligations or the holders of option rights, which will be issued under the authorization given by the Shareholders’ Meeting on April 30, 2003 by the Company or companies in which the former is directly or indirectly holding a majority interest, make use of their conversion or option rights or insofar as this is necessary for the fulfilment of conversion obligations and no own shares are used for servicing. The new shares shall participate in profits from the commencement of the financial year in which they come into being through the exercise of conversion or option rights or the fulfilment of conversion obligations.

Articles of Association of E.ON AG
(Only the German version is legally binding)

The Supervisory Board shall be authorized to adapt the wording of Sect. 3 of the Articles of Association according to the utilization of the conditional capital.

Sec. 4

(1) The Board of Management shall decide on the form and content of share certificates, dividend coupons, and talons.

(2) The shareholders’ right to securitize their shares and dividends is excluded as long as rules valid at stock exchanges on which the share is listed do not require them to be securitized. Certificates for multiple shares may be issued.

Executive Bodies of the Corporation
Sec. 5

The executive bodies of the Corporation are:

1. the Board of Management,

2. the Supervisory Board, and

3. the Shareholders’ Meeting.

The Board of Management
Sec. 6

The Board of Management shall consist of at least two members. Deputy members may be appointed. The Supervisory Board shall decide on the number of members as well as on their appointment and dismissal.

Articles of Association of E.ON AG
(Only the German version is legally binding)

Sec. 7

The Corporation shall be legally represented by two members of the Board of Management or by one member and an agent with full power of attorney (“Prokurist”).

The Supervisory Board
Sec. 8

(1) The Supervisory Board shall consist of twenty members.

(2) The members of the Supervisory Board shall be elected with a tenure of office until the end of the Shareholders’ Meeting that rules on the actions of the Board of Management and Supervisory Board for the fourth financial year after their election; the financial year in which they are elected is not counted.

(3) A substitute shall be elected for the remaining tenure of office of a member who has left the Supervisory Board.

(4) Any member of the Supervisory Board may resign from office subject to two weeks’ written notice submitted to the Chairman of the Supervisory Board.

Sec. 9

(1) The Supervisory Board shall elect a Chairman and a Deputy Chairman.

(2) If the Chairman or Deputy Chairman resigns from the Supervisory Board prior to the end of the tenure of office, the Supervisory Board shall immediately hold new elections.

Articles of Association of E.ON AG
(Only the German version is legally binding)

Sec. 10

(1) The Supervisory Board shall oversee the conduct of business by the Board of Management as stipulated by law.

(2) All matters which the Board of Management wishes the Shareholders’ Meeting to address shall first be submitted to the Supervisory Board.

Sec. 11

(1) The Supervisory Board shall be convened by written notice sent by the Chairman or his Deputy, stating the agenda, the place, and time of the meeting. In urgent cases, convening may be effected verbally, by telephone, by telefax or via electronic media.

(2) The Chairman shall be obliged to call a meeting of the Supervisory Board if requested to do so by any member of the Supervisory Board or the Board of Management.

Sec. 12

(1) The Supervisory Board shall be considered to have a quorum if all its members have been summoned to a meeting and at least one-half of the members of whom it is to consist participate in the voting.

(2) Absent members of the Supervisory Board may participate in adopting resolutions by submitting their votes in writing via other members of the Supervisory Board.

Articles of Association of E.ON AG
(Only the German version is legally binding)

(3) Resolutions shall be adopted by a simple majority of the votes cast unless otherwise stipulated by law.

(4) In the event of a tie vote in the Supervisory Board, and when a new vote is taken on the same matter which results in a second tie vote, the Chairman of the Supervisory Board shall have two votes. Sec. 108, subsection 3 of the AktG shall also be applied to the casting of the second vote. The Deputy Chairman shall not be entitled to a second vote. The Chairman shall determine the order of proceedings at meetings and the manner of voting. In the event of a tie vote, the Chairman shall decide whether a second vote is to be taken at the same meeting.

(5) Minutes of debates and resolutions of the Supervisory Board shall be taken and signed by the Chairman or his Deputy.

Sec. 13

(1) For the purpose of passing Supervisory Board resolutions, votes may also be casted in writing, by telephone or telefax or via electronic media. The result shall be placed on record by the Chairman.

(2) The regulations on oral voting shall apply accordingly.

Sec. 14

Legally binding declarations of the Supervisory Board shall be issued in its name by the Chairman or his Deputy.

Articles of Association of E.ON AG
(Only the German version is legally binding)

Sec. 15

(1) Besides reimbursement of their expenses incurred, which also include the VAT to be paid on their remuneration, the members of the Supervisory Board shall receive a fixed allowance in the amount of € 10,000 for each financial year. In addition, they shall receive an allowance in the amount of € 1,250 for each percent by which the dividend declared to the shareholders exceeds 4 percent of the capital stock.

(2) The Chairman of the Supervisory Board shall in total receive three times the amount, his deputy and each Chairman of a Supervisory Board committee in total two times the amount and each member of a committee in total one and a half times the amount of the allowance.

(3) Furthermore, when taking part in the meetings of the Supervisory Board and the Supervisory Board committees, the members of the Supervisory Board shall be paid an attendance fee amounting to € 1,000 for each day of the meeting.

(4) The Company may take out a third-party liability insurance for the members of the Supervisory Board that covers the legal liability from boardroom activity.

Shareholders’ Meeting
Sec. 16

The Shareholders’ Meeting shall be convened by the Board of Management or, when required by law, by the Supervisory Board at least one month prior to the day before the end of which the shares are to be deposited (Sec. 18).

Articles of Association of E.ON AG
(Only the German version is legally binding)

Sec. 17

The Shareholders’ Meeting shall be held in the city in which the Corporation has its registered office or in another major German city (deutsche Großstadt). It shall be convened by the Board of Management in agreement with the Chairman of the Supervisory Board.

Sec. 18

(1) Only shareholders who deposit their shares or certificates of deposit therefor issued by a collective security-deposit bank with a notary, collective security-deposit bank, or other agency stated in the notice calling the Shareholders’ Meeting no later than the end of the seventh day prior to the day of said meeting and leave them there until the end thereof, are entitled to participate in the Shareholders’ Meeting and exercise their voting rights. If the seventh day prior to the day on which the Shareholders’ Meeting will be held is a Sunday or a state-recognized public holiday at the registered seat of the Company, or if the banks located at the registered seat of the Company are closed on this day, the cut-off date shall be the bank working day following this day.

(2) It shall also be permissible, with the consent of a depositary, for the shares to be deposited for that depositary with another financial institution and frozen until the end of the Shareholders’ Meeting.

(3) If shares are deposited with a notary, the confirmation thereof shall be submitted to the Corporation no later than the day after expiration of the deposit deadline.

Articles of Association of E.ON AG
(Only the German version is legally binding)

(4) If no share certificates have been issued, the Board of Management shall determine the prerequisites for the shareholders’ participating in the Shareholders’ Meeting in the notice calling said meeting.

Sec. 19

(1) The Shareholders’ Meeting shall be chaired by the Chairman of the Supervisory Board or, in his absence, another Supervisory Board member nominated by the Supervisory Board.

(2) The Chairman of the Shareholders’ Meeting shall conduct the negotiations and decide on the sequence of the matters at issue. He shall determine the type, form and sequence of votings. If so announced in the notice of the Shareholders’ Meeting, the Chairman of the Shareholders’ Meeting may allow the recording and the transmission of the Shareholders’ Meeting also via electronic or other media.

Sec. 20

(1) The voting right may be exercised by proxies. Voting proxies may be granted in writing, by telefax or in an electronic manner to be defined in more detail by the Company. The details of the electronic granting of voting proxies shall be published in the newspapers authorized to publish company announcements along with the notice of the Shareholders’ Meeting.

(2) The Chairman of the Shareholders’ Meeting shall rule on the contested validity of powers of attorney.

Articles of Association of E.ON AG
(Only the German version is legally binding)

Sec. 21

(1) Resolutions of the Shareholders’ Meeting shall be adopted by a simple majority of votes and, if a capital majority is required, by a simple majority of the capital, unless otherwise imperatively stipulated by law or the Articles of Association.

(2) If none of the candidates in an election obtains a majority of the cast votes, a new election shall be held between the two candidates who received the highest number of votes.

(3) At the Annual Shareholders’ Meeting, each share shall entitle the holder to one vote.

Annual Financial Statements and Profit Distribution
Sec. 22

The Shareholders’ Meeting held each year within the statutory period of eight months for acceptance of the approved Financial Statements and the Consolidated Financial Statements approved by the Supervisory Board or, in the cases provided for by law, for approval of the Financial Statements and passing of a resolution on the appropriation of profits shall also pass resolutions on the discharge of the Board of Management and the Supervisory Board as well as on the appointment of the auditors (Ordinary Shareholders’ Meeting).

Articles of Association of E.ON AG
(Only the German version is legally binding)

Official Announcements
Sec. 23

All official announcements shall be released in the media stipulated by law or regulation.

Concluding Provisions
Sec. 24

The Supervisory Board shall be empowered to decide by resolution on amendments to the Articles of Association that affect only their wording.